Exhibit 10.25

Techne Corporation

Description of Non-Employee Director Compensation Plan

Each non-employee member of the Board of Directors (the “Board”) of Techne Corporation (“Techne”) shall receive an annual fee of $40,000. The Board chair will receive an additional annual fee of $20,000, the Audit Committee chair will receive an additional annual fee of $15,000, and each other committee chair will receive an additional annual fee of $12,000.

Each non-employee director who waives the grant of an option to purchase 5,000 shares of Techne common stock that would otherwise be granted under Techne’s 2010 Equity Incentive Plan, will receive an annual grant of a fully vested option to purchase 4,000 shares of Techne common stock, with an exercise price equal to the fair market value of Techne’s common stock on the grant date, and 1,000 shares of restricted stock, which vest after one year. Non-employee directors are also eligible for reimbursement of reasonable expenses incurred in connection with his services as a director.